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                                    [LOGO]
                                   FVC.COM


CONTACT:
Elyse Phillips                                       Cathy Caldeira/Amy Farrell
Director of Corporate Communications                 LNS Communications
FVC.COM                                              617-577-9777
408-567-7230                                         ccaldeira@LNScom.com
ephillips@fvc.com                                    afarrell@LNScom.com

Susan Pierson Brown
Vulcan Ventures Inc.
425.453.1940
susanp@vnw.com


            FVC.COM RECEIVES $27.4 MILLION FROM VULCAN VENTURES, INC.

    PAUL ALLEN'S INVESTMENT ORGANIZATION TO LEVERAGE FVC.COM'S TWO-WAY VIDEO SYSTEMS AND SERVICES THROUGHOUT" WIRED WORLD" PORTFOLIO OF BROADBAND COMPANIES

SEATTLE, WA and SANTA CLARA, CA - June 8, 2000 - FVC.COM (Nasdaq:FVCX), the leader in two-way video over the broadband Internet, today announced a major investment from Vulcan Ventures, Inc., the investment organization of Paul G. Allen. Vulcan Ventures has purchased $27.4 million of preferred stock, convertible into approximately 3.4 million shares of FVC.COM common shares at a price of $8.00 per share. With this investment, Vulcan owns approximately 16.5% of FVC.COM's outstanding shares. Vulcan also received warrants to purchase an additional 850,000 shares of common stock at $7.00 per share.

"This investment is a significant milestone for FVC.COM, and will enable us to accelerate strategic initiatives within the broadband video systems and services businesses," said Richard Beyer, president and CEO of FVC.COM. "Vulcan's vision and contributions to the development of broadband infrastructure and applications are substantial, and we're delighted about the opportunity to work with their portfolio of companies to accelerate the adoption of two-way video over the broadband Internet."

FVC.COM has begun a trial of its Click to Meet-TM- two-way video services with RCN Corporation, a fellow Vulcan Ventures portfolio company. RCN is the nation's first and largest single-source facilities based provider of phone, cable television and high-speed Internet services targeting 44 percent of the U.S. residential market. Vulcan intends to introduce FVC.COM's Click to Meet services to a wide range of its portfolio companies. Click to Meet is a browser-based portal that supports secure, self-service, on-demand video calls and conferences, enabling the creation of next generation B2B, B2C and C2C Web applications.

"Two-way video services such as FVC.COM's Click to Meet will become an important application, extending the communications function of the Internet," said William Savoy, president of Vulcan Ventures.


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"Our new investment in FVC.COM will help to develop and distribute these services to customers of Vulcan's broadband cable and DSL systems."

Ralph Ungermann, chairman of FVC.COM, said, "We see the time is ripe for video to go mainstream as the broadband Internet's killer application. Vulcan shares this vision and is investing in FVC.COM to help make it a reality, creating an environment where face-to-face communications 'humanize' the Internet."

Vulcan's other broadband service provider investments include Charter Communications, the fourth largest operator of cable television systems in the United States, NorthPoint Communications, a DSL provider that passes more homes and businesses than any other service provider in the U.S., HarvardNet, a DSL provider to small and medium businesses, and Darwin Networks, a high-speed Internet access and data solutions provider to businesses, apartments, hotels and college dormitories using wireless and DSL technologies.

FVC.COM will host a conference call at 8:00am PDT Friday, June 9th. Interested parties may listen to the call at www.vcall.com.

ABOUT FVC.COM
FVC.COM is the world leader in broadband video networking, providing services and systems to enable systems integrators and service providers to deliver two-way video to their customers. In addition, FVC.COM's Click to Meet-TM- is the industry's first video services solution for high quality, two-way video calls and conferences over the broadband Internet using a web-based video portal. Click to Meet provides the optimal platform to video-enable a new generation of B2B, B2C and C2C web applications.

FVC.COM's strategic partners include Accord, Alcatel, Ameritech, Bell Atlantic, British Telecommunications plc, Cisco Systems, Inc., CU See Me Networks, EDS, Ezenia!, France Telecom, Nortel Networks, Polycom, Qwest Communications, Shanghai Telecom, Telstra and other leading companies worldwide. Further information about the company is available at http://www.fvc.com.

ABOUT RCN CORPORATION
RCN Corporation (Nasdaq: RCNC) is the nation's first and largest single-source facilities-based provider of bundled local and long distance phone, cable television and high-speed Internet services to the densest residential markets in the country. RCN is currently delivering broadband services over its Megaband Network or designing and building its network on both the East and West coasts as well as Chicago. In addition, RCN is a leading Internet Service Provider in its markets. Additional information can be found at: www.rcn.com.

VULCAN VENTURES, INC.
Vulcan Ventures Inc. of Bellevue, Washington was founded by Paul G. Allen in 1986 to research and implement his investments. Through Vulcan Ventures, Allen invests in companies which offer products, services or technologies that fit his Wired World strategy and can contribute to or benefit from the technology and strategy of other companies within the group's extensive investment portfolio. In addition, the group owns Charter Communications, the fourth largest cable operating company in the United States with more than 6 million subscribers. Recent investments include those in innovative content (e.g. Oxygen Media, ZDTV), Internet and e-commerce (e.g. Drugstore.com, eGreetings, Go2Net, Priceline.com, Stamps.com), telecommunications (e.g. Allegiance Telecom, High Speed Access, InterNAP, NorthPoint Communications) and consumer device and service companies (e.g. Replay Networks, TiVo, and Wink Communications). William
D. Savoy is president of Vulcan Ventures and represents Allen in his professional and personal financial transactions as well as manages the Vulcan investment analysts who


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investigate and secure investment opportunities. Allen remains chairman of
Vulcan. For more information on Vulcan visit www.paulallen.com.
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CAUTIONARY STATEMENT
Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of FVC.COM, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: FVC.COM's limited operating history and variability of operating results, market acceptance of video technology, dependence on ATM backbone technology, potential inability to maintain business relationships with distributors, suppliers, telecommunications carriers, rapid technological changes, competition in the video networking industry, the importance of attracting and retaining personnel, management of FVC.COM's growth, consolidation and cost pressures in the video networking industry, and other risk factors referenced in FVC.COM's public filings with the Securities and Exchange Commission, including the company's report on Form-10 K for the fiscal year ended December 31, 1999.